UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 11, 2008

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13078	13-3180530
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

76 Beaver Street, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 344-2785

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2008, we closed in escrow pending execution of Mexican collateral documents and certain other ministerial matters an Amended And Restated Credit Agreement (the “Credit Agreement”) involving our wholly-owned Mexican subsidiaries Minera Santa Rita S. de R.L. de C.V. (“MSR”) and Oro de Altar S. de R.L. de C.V. (“Oro”), as borrowers (“Borrowers”), us, as guarantor, and Standard Bank PLC (“Standard Bank”), as the lender. The Credit Agreement amends and restates the prior credit agreement between the parties dated August 15, 2006 (the “Original Agreement”). Under the Original Agreement, MSR and Oro could borrow, and did borrow, money in an aggregate principal amount of up to US$12,500,000 (the “Term Loan”) for the purpose of constructing, developing and operating the El Chanate gold mining project in Sonora State, Mexico. We guaranteed the repayment of the Term Loan and the performance of the obligations under the Original Agreement. For more detailed information on the terms of the Original Agreement, please see the disclosure in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2006, and a copy of the Original Agreement attached thereto as Exhibit 10.1.

The material amendments to the Original Agreement contained in the Credit Agreement are as follows:

The Credit Agreement establishes a new senior secured revolving credit facility that permits Borrowers to borrow up to $5,000,000 (the “Revolving Commitment”) during the one year period after the closing of the Credit Agreement (the “Revolving Commitment Termination Period”). The Borrowers may request a borrowing of the Revolving Commitment from time to time, provided that the Borrowers are not entitled to request a borrowing more than once in any calendar month (each borrowing a “Revolving Loan”). Repayment of the Revolving Loans will be secured and guaranteed in the same manner as the Term Loan.

The aggregate principal amount of all Revolving Loans shall be due at the end of the Revolving Commitment Termination Period. Term Loan principal shall be repaid quarterly commencing on September 30, 2008 and consisting of four payments in the amount of $1,125,000, followed by eight payments in the amount of $900,000 and two final payments in the amount of $400,000. There is no prepayment fee.

Principal under the Term Loan and the Revolving Loans shall bear interest at a rate per annum equal to the LIBO Rate, as defined in the Credit Agreement, for the applicable Interest Period plus the Applicable Margin. An Interest Period can be one, two, three or six months, at the option of the Borrowers. The Applicable Margin for the Term Loan and the Revolving Loans is 2.5% per annum and 2.0% per annum, respectively.

The Borrowers are required to pay a commitment fee in respect of the Revolving Commitment at the rate of 1.5% per annum on the average daily unused portion of the Revolving Commitment.

Pursuant to the terms of the Original Credit Agreement, Standard Bank exercised significant control over the operating accounts of MSR located in Mexico and in the United States. Standard Bank’s control over the accounts has been lifted significantly under the terms of the Credit Agreement, giving the Borrowers authority to exercise primary day-to-day control over the accounts. However, the accounts remain subject to an account pledge agreement between MSR and the Lender.

Pursuant to the Credit Agreement, we issued to Standard Bank 600,000 Common Stock Purchase Warrants. In addition, in conjunction with the closing of the Credit Agreement, Standard Bank exercised its existing Common Stock Purchase Warrants. For more information, please see “Item 3.02 Unregistered Sales Of Equity Securities” below.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 3 - Securities And Trading Markets

Item 3.02 Unregistered Sales Of Equity Securities.

Pursuant to the Credit Agreement, we have agreed to issue to Standard Bank a two year warrant to purchase an aggregate of 600,000 shares of our common stock at an exercise price of $0.852 per share.

In addition, as part of the Credit Agreement transaction, on July 11, 2008, Standard Bank exercised its outstanding warrants for an aggregate of 13,600,000 shares of our common stock for gross proceeds of $ 4,314,200.00.

The warrant and shares were issued to Standard Bank in reliance upon the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2008, at the recommendation of the Compensation Committee of our Board of Directors, our executive officers were awarded cash bonuses, and salary increases, and share grants under our 2006 Equity Incentive Plan (the “Plan”). In addition, our non-executive directors were granted stock under the Plan. The specific awards are as follows:

Executive Officer	Cash Bonus	Share grant	Salary effective
		# shares	August 1, 2008
Gifford Dieterle	$250,000	100,000	$287,500
John Brownlie	$250,000	100,000	$258,750
Jeff Pritchard	$225,000	100,000	$224,250
Chris Chipman	$225,000	100,000	$201,250
Scott Hazlitt	$100,000	50,000	$155,250

Non-Executive Directors

Ian Shaw	15,000
Mark Nesbitt	15,000
John Postle	15,000
Roger Newell	10,000
Robert Roningen	10,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

July 17, 2008	By:	/s/ Gifford A. Dieterle
Gifford A. Dieterle, President